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                                                                     Exhibit 5.1

            [FRIED, FRANK, HARRIS, SHRIVER & JACOBSON LLP LETTERHEAD]

                                                                   212-859-8000
                                                             (FAX: 212-859-4000)

January 9, 2004

Berry Plastics Corporation
101 Oakley Street
Evansville, IN 47710

Ladies and Gentlemen:

                  We have acted as special counsel to Berry Plastics Corporation, a Delaware corporation (the "Company"), BPC Holding Corporation ("Holding") and each of the guarantors listed on Schedule A hereto (the "Guarantors") in connection with the Company's offer to exchange up to $85,000,000 in aggregate principal amount of its 10 -3/4 % Senior Subordinated Notes due 2012 (the "Exchange Notes") which are being registered under the Securities Act of 1933, as amended (the "Securities Act"), for a like principal amount of its 10 -3/4 % Senior Subordinated Notes due 2012 (the "Outstanding Notes" and together with the Exchange Notes, the "Notes") pursuant to the Registration Statement on Form S-4 filed with the Securities and Exchange Commission on January 9, 2004. Pursuant to the Indenture (as defined below) the Outstanding Notes are, and the Exchange Notes will be, unconditionally guaranteed, jointly and severally, on the terms and subject to the conditions set forth in the Indenture. All capitalized terms used herein that are defined in, or by reference in, the Indenture have the meanings assigned to such terms therein or by reference therein, unless otherwise defined herein. With your permission, all assumptions and statements of reliance herein have been made without any independent investigation or verification on our part except to the extent otherwise expressly stated, and we express no opinion with respect to the subject matter or accuracy of such assumptions or items relied upon.

                  In connection with this opinion, we have (i) investigated such questions of law, (ii) examined originals or certified, conformed or reproduction copies of such agreements, instruments, documents and records of the Company and the Guarantors, such certificates of public officials and such other documents and (iii) received such information from officers and representatives of the Company and the Guarantors and others, as we have deemed necessary or appropriate for the purposes of this opinion. We have examined, among other documents, the following:

                  (a) the Indenture dated July 22, 2002 {as supplemented by the supplemental indenture dated as of August 6, 2002 (the "Supplemental Indenture"), as further supplemented by the second supplemental indenture dated as of November 20, 2003 (the "Second Supplemental Indenture"), the "Indenture"}, among the Company, the Guarantors and U.S. Bank Trust National Association, as trustee (the "Trustee"); and

                  (b)      the Notes.

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                  The documents referred to in items (a) through (b) above are collectively referred to as the "Documents."

                  In all such examinations, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of original or certified documents and the conformity to original or certified documents of all copies submitted to us as conformed or reproduction copies. As to various questions of fact relevant to the opinions expressed herein, we have relied upon, and assume the accuracy of, representations and warranties contained in the Documents and certificates and oral or written statements and other information of or from representatives of the Company, the Guarantors and others and assume compliance on the part of all parties to the Documents with their covenants and agreements contained therein.

                  To the extent it may be relevant to the opinions expressed herein, we have assumed (i) that the Exchange Notes have been duly authenticated and delivered by the Trustee, (ii) that all of the parties to the Documents (other than the Company and Holding) are validly existing and in good standing under the laws of their respective jurisdictions of organization and have the power and authority to (a) execute and deliver the Documents, (b) perform their obligations thereunder and (c) consummate the transactions contemplated thereby,
(iii) that the Documents have been duly authorized, executed and delivered by all of the parties thereto (other than the Company and Holding) and constitute valid and binding obligations of all the parties thereto (other than the Company and Holding ) enforceable against such parties in accordance with their respective terms, and (iv) that all of the parties to the Documents will comply with all laws applicable thereto.

                  Based upon the foregoing, and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that:

                  1. The Exchange Notes have been duly authorized, and when executed, issued and delivered in accordance with the terms of the Indenture in exchange for the Outstanding Notes, will constitute valid and binding obligations of the Company enforceable against the Company in accordance with their terms and will be entitled to the benefits of the Indenture.

                  2. The guarantees in the Indenture with respect to the Exchange Notes have been duly authorized, and when the Exchange Notes have been duly executed, issued and delivered in accordance with the terms of the Indenture in exchange for the Outstanding Notes, will constitute valid and binding obligations of the Guarantors, enforceable against the Guarantors in accordance with their terms and entitled to the benefits of the Indenture.

                  The opinions set forth above are subject to the following qualifications:

                  (A) We express no opinion as to the validity, binding effect or enforceability of any provision of the Documents relating to indemnification, contribution or exculpation.

                  (B) We express no opinion as to the validity, binding effect or enforceability of any provision of the Documents:

                           (i)      containing any purported waiver, release,
variation, disclaimer, consent or other agreement of similar effect (all of the foregoing, collectively, a "Waiver") by the Company or the Guarantors under any of such Documents to the extent limited by provisions of applicable law (including judicial decisions), or to the extent that such a Waiver applies to a right, claim, duty, defense or ground for discharge otherwise existing or occurring as a matter of law (including judicial decisions), except to the extent that such a Waiver is effective under, and is not prohibited by or void or invalid under provisions of applicable law (including judicial decisions);

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                           (ii)     related to (I) forum selection or submission
to jurisdiction (including, without limitation, any waiver of any objection to venue in any court or of any objection that a court is an inconvenient forum) to the extent the validity, binding effect or enforceability of any provision is to be determined by any court other than a court of the State of New York, or (II) choice of governing law to the extent that the validity, binding effect or enforceability of any such provision is to be determined by any court other than a court of the State of New York or a federal district court sitting in the State of New York, in each case, applying the law and choice of law principles of the State of New York;

                           (iii)    specifying that provisions thereof may be
waived only in writing, to the extent that an oral agreement or an implied agreement by trade practice or course of conduct has been created that modifies any provision of such agreement; and

                           (iv)     purporting to give any person or entity the
power to accelerate obligations without any notice to the obligor.

                  (C) Our opinions are subject to the following:

                           (i)      bankruptcy, insolvency, reorganization,
moratorium and other laws now or hereafter in effect affecting creditors' rights generally;

                           (ii)     general equitable principles (including,
without limitation, standards of materiality, good faith, fair dealing and reasonableness, equitable defenses and limits on the availability of equitable remedies) whether such principles are considered in a proceeding in equity or at law; and

                           (iii)    the application of any applicable fraudulent
conveyance, fraudulent transfer, fraudulent obligation, or preferential transfer law or any law governing the distribution of assets of any person now or hereafter in effect affecting creditors' rights and remedies generally.

                  (D) Provisions in the Indenture that provide that the Guarantors' liability thereunder shall not be affected by (i) amendments to, or waivers of, provisions of documents governing the guaranteed obligations, (ii) other actions, events or circumstances that make more burdensome or otherwise change the obligations and liabilities of the Guarantors, or (iii) actions or failures to act on the part of the holders or Trustee, might not be enforceable if such amendments, waivers, actions, events or circumstances change the essential nature of the terms and conditions of the obligation and guarantee of the Guarantors under the Indenture.

                  (E) We have assumed that consideration that is fair and sufficient to support the guarantees of each Guarantor under the Indenture, and has been, and would be deemed by a court of competent jurisdiction to have been, duly received by each Guarantor.

                  The opinions expressed herein are limited to the laws of the United States of America and the laws of the State of New York and, to the extent relevant, the General Corporation Law of the State of Delaware, each as currently in effect, together with applicable provisions of the Constitution of Delaware and relevant decisional law. The opinions expressed herein are given as of the date hereof, and we undertake no obligation to supplement this letter if any applicable laws change after the date hereof or if we become aware of any facts that might change the opinions expressed herein or for any other reason.

                  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the prospectus that is included in the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

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                  The opinions expressed herein are solely for your benefit in connection with the transaction covered in the first paragraph of this letter and may not be relied upon in any manner or for any purpose by any other person or entity and may not be quoted in whole or in part without our prior written consent.

                                             Very truly yours,

                             /s/ FRIED, FRANK, HARRIS, SHRIVER & JACOBSON LLP
                             ------------------------------------------------
                               FRIED, FRANK, HARRIS, SHRIVER & JACOBSON LLP

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                                   SCHEDULE A

                             BPC Holding Corporation

                             Berry Iowa Corporation

                             Packerware Corporation

                              Knight Plastics, Inc.

                           Berry Sterling Corporation

                        Berry Plastics Design Corporation

                              Poly-Seal Corporation

                             Venture Packaging, Inc.

                            Venture Packaging Midwest

                     Berry Plastics Technical Services, Inc.

                             CPI Holding Corporation

                            Cardinal Packaging, Inc.

                                 Aero Con, Inc.

                           Berry Tri-Plas Corporation

                   Berry Plastics Acquisition Corporation III

                                  Pescor, Inc.

                    Berry Plastics Acquisition Corporation V

                    Berry Plastics Acquisition Corporation VI

                   Berry Plastics Acquisition Corporation VII

                   Berry Plastics Acquisition Corporation VIII

                    Berry Plastics Acquisition Corporation IX

                    Berry Plastics Acquisition Corporation X

                    Berry Plastics Acquisition Corporation XI

                   Berry Plastics Acquisition Corporation XII

                   Berry Plastics Acquisition Corporation XIII

                 Berry Plastics Acquisition Corporation XIV, LLC

                 Berry Plastics Acquisition Corporation XV, LLC

                              Landis Plastics, Inc.

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